Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 2nd Quarter 2008 Financial Results

[ PR Newswire  ·  2008-07-18 ]

CHATTANOOGA, Tenn., July 18 /PRNewswire-FirstCall/ — Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following: Cornerstone Bancshares, Inc. saw its earnings increase to $1.1 million for the 2nd quarter of 2008 or $.17 per share compared to $1.0 million for the 1st quarter of 2008, an increase of 5.7%. Year-to-date, Cornerstone has earned $2.1 million or $.33 per share. These earnings represent more than a 30% decrease from 2007 earnings period over period. The decrease from the last year's earnings level has mostly been caused by net interest rate margin compression of approximately 135 basis points. The compression was created when the Federal Reserve rapidly reduced its Federal Funds rate 325 basis points over the last several months and has been exacerbated by the severe liquidity crisis created by large money center banks early this year. This liquidity crisis has caused the failure of a couple of large banks such as Bear Stearns that were heavily concentrated in housing credit risk and were highly leveraged. As a result of this liquidity crunch other banks, especially smaller banks, have seen the cost of funds from products such as certificates of deposit cost 100 basis points more than would be expected given the present Federal Funds rate during previous periods. In the past, Cornerstone has been able to grow its balance sheet to offset interest rate compression, but in 2008 there is much more uncertainty and not as much readily available capital to fund such growth. Cornerstone believes the rest of 2008 will be a challenge and will use the time to build its capital and liquidity. The Bank continued to grow loans during 2008 but at a slower rate as loans, especially commercial real estate loans, increased to $384 million, an increase of 10.9% over the same period during 2007. The Company's performance metrics pulled back to normal peer levels. ROA was 0.95% for the second quarter of 2008 compared to 1.54% during the second quarter in 2007. ROE was 11.5% during the second quarter in 2008 compared to 15.4% in 2007.

Presently the Company is operating at a comfortable 8.26% capital leverage ratio and has the ability to continue to grow, but will spend the remainder of 2008 building capital until the economic environment improves.

The asset quality improved to the superior level during the second quarter of 2008, non-performing loans as a percentage of average total loans decreased to 0.39% while past-due loans as a percentage of total loans decreased to .95%.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and one loan production office in Dalton, Georgia and one loan production office in Knoxville, Tennessee and $450 million in assets specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of June 30, 2008
(in thousands)

	Three Months
	Ending June 30%
EARNINGS SUMMARY	2008	2007	Change

Interest income	$7,757	$8,743	-11.28%
Interest expense	3,223	3,469	-7.08%
Net interest income	4,533	5,274	-14.04%
Provision for loan loss	190	235	-19.15%
Net interest income after provision	4,343	5,039	-13.80%
Noninterest income	525	439	19.50%
Noninterest expense	3,196	3,012	6.11%
Pretax income	1,672	2,466	-32.20%
Income taxes	599	902	-33.59%
Net income	$1,073	$1,564	-31.39%

Earnings per common share	$0.17	$0.24	-29.25%
Weighted average common shares outstanding	6,319,718	6,519,213

	Three Months
AVERAGE BALANCE	Ending June 30%
SHEET SUMMARY	2008	2007	Change

Loans, net of unearned income	384,487	346,802	10.87%
Investment securities & other	49,141	37,034	32.69%
Earning assets	433,628	383,835	12.97%
Total assets	452,246	405,977	11.40%
Noninterest bearing deposits	42,375	38,965	8.75%
Interest bearing transaction deposits	85,682	89,308	-4.06%
Certificates of deposit	181,919	163,504	11.26%
Total deposits	309,977	291,777	6.24%
Other interest bearing liabilities	105,291	71,055	48.18%
Shareholder's equity	37,350	40,674	-8.17%

	Three Months
	Ending June 30
SELECTED RATIOS	2008	2007

Average equity to average assets	8.26%	10.02%
Average net loans to average total assets	85.02%	85.42%
Return on average assets	0.95%	1.54%
Return on average total equity	11.49%	15.38%
Actual equity on June 30,	$37,099,164	$40,787,448
Actual # shares outstanding on June 30,	6,319,718	6,520,718
Book value per common share	$5.87	$6.26

	Year-to-Date
	Ending June 30%
EARNINGS SUMMARY	2008	2007	Change

Interest income	$15,817	$16,850	-6.13%
Interest expense	6,693	6,602	1.38%
Net interest income	9,124	10,248	-10.97%
Provision for loan loss	507	237	113.92%
Net interest income after provision	8,617	10,011	-13.93%
Noninterest income	919	831	10.58%
Noninterest expense	6,293	5,775	8.96%
Pretax income	3,243	5,067	-36.00%
Income taxes	1,155	1,851	-37.59%
Net income	$2,088	$3,216	-35.08%

Earnings per common share	$0.33	$0.49	-32.67%
Weighted average common shares outstanding	6,328,234	6,515,806

	Year-to-Date
AVERAGE BALANCE	Ending June 30%
SHEET SUMMARY	2008	2007	Change
Loans, net of unearned income	$385,294	$333,622	15.49%
Investment securities & other	45,786	37,072	23.51%
Earning assets	431,080	370,694	16.29%
Total assets	449,359	392,138	14.59%
Noninterest bearing deposits	43,438	38,641	12.41%
Interest bearing transaction deposits	89,559	89,884	-0.36%
Certificates of deposit	182,222	155,608	17.10%
Total deposits	315,219	284,133	10.94%
Other interest bearing liabilities	95,963	65,598	46.29%
Shareholder's equity	37,238	39,967	-6.83%

	Year-to-Date
	Ending June 30
SELECTED RATIOS	2008	2007

Average equity to average assets	8.29%	10.19%
Average net loans to average total assets	85.74%	85.08%
Return on average assets	0.93%	1.64%
Return on average total equity	11.21%	16.09%
Actual equity on June 30,
Actual # shares outstanding on June 30,
Book value per common share

CONTACT:
Frank Hughes
President & COO
Cornerstone Bancshares, Inc.,
+1-423-385-3009/